Exhibit 10.1

EXECUTION COPY

$180,000,000

CREDIT AGREEMENT

among

ROTECH HEALTHCARE INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Lead Arranger

and Sole Bookrunner,

CREDIT SUISSE,

as Administrative Agent and Collateral Agent

Dated as of March 30, 2007

i

SCHEDULES:

l.lA	Commitments
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
4.23	Locations of Material Inventory
7.2(d)	Existing Indebtedness
7.02(o)	Letters of Credit
7.3(f)	Existing Liens
7.8(j)	Existing Investments
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C-1	Form of Secretary’s Certificate
C-2	Form of Officer’s Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Kirkland & Ellis LLP
E-2	Form of Legal Opinion of Greenberg Traurig, LLP
F	Form of Term Note
G	Form of Exemption Certificate
H	Form of Borrowing Notice
I	Form of Landlord Agreement
J	Form of Bailee Letter
K	Form of Post-Closing Letter

CREDIT AGREEMENT, dated as of March 30, 2007, among ROTECH HEALTHCARE INC., a Delaware corporation (together with its successors, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CREDIT SUISSE SECURITIES (USA) LLC, as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), CREDIT SUISSE, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available term loans in an aggregate initial principal amount of $180,000,000, the proceeds of which will be used to refinance the Borrower’s indebtedness under the Existing Credit Facility, to pay transaction costs, to cash collateralize the Borrower’s existing letters of credit and for general working capital purposes; and

WHEREAS, the Lenders are willing to make such term loans available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“Accounts”: all “accounts”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account under the Uniform Commercial Code as in effect on the date hereof in the State of New York), (b) all of each Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Loan Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Loan Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), including the right to receive the proceeds of said purchase orders and contracts, (e) all health care insurance receivables and (f) all collateral security and guaranties of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Account Debtor”: any Person who may become obligated to any Loan Party under, with respect to, or on account of, an Account.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the initial funding on the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: with respect to Base Rate Loans means 5.00%, and with respect to Eurodollar Loans means 6.00%.

“Applicable Prepayment Premium”: means a prepayment fee which shall be due and payable to the Administrative Agent, for the pro rata benefit of the Lenders, at the time of each prepayment or repayment of the Term Loans occurring prior to the Maturity Date (subject to Section 2.06(b)), or acceleration of the Term Loans upon the occurrence of an Event of Default pursuant to Section 8 of this Agreement or otherwise, such prepayment fee to be in an amount equal to the following: from (a) the Closing Date to the first anniversary of the Closing Date, 4.00% of the aggregate principal amount of such prepayment, (b) the day immediately preceding the first anniversary of the Closing Date to the second anniversary of the Closing Date, 3.00% of the aggregate principal amount of such prepayment, (c) the day immediately preceding the second anniversary of the Closing Date to the third anniversary of the Closing Date, 2.00% of the aggregate principal amount of such prepayment, (d) the day immediately preceding the third anniversary of the Closing Date to the fourth anniversary of the Closing Date, 1.00% of the aggregate principal amount of such prepayment and (e) thereafter, a 0.00% prepayment premium.

“Arranger”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including the sale by any Subsidiary of its Capital Stock, but excluding any such Disposition permitted by Section 7.05(a) or clause (i) of Section 7.04(b).

“Assignee”: as defined in Section 10.06(c).

“Assignor”: as defined in Section 10.06(c).

“Bailee Letter”: a bailee letter, substantially in the form of Exhibit J, executed by a bailee holding Inventory owned by any Loan Party, delivered by such Loan Party to the Collateral Agent.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq.

“Base Rate”: for any day, a floating rate equal to the higher of (i) the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principle office in New York City, and (ii) the Federal Funds Effective Rate plus 50 basis points per annum. Any change in such interest rate designated by Credit Suisse shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.07.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Notice”: a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized in accordance with GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) Dollars held in demand deposits with banks, (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, Eurodollar time deposits, term deposit accounts, money market deposit accounts, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (d) commercial paper of an issuer rated at least “A-1” by Standard & Poor’s Ratings Services (“S&P”) or “P-1” by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; or (h) shares of money market, mutual or similar funds which invest at least 95% of its funds in assets satisfying the requirements of clauses (a) through (g) of this definition.

“CERCLA”: the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CHAMPUS”: collectively, the Civilian Health and Medical Program of the Uniformed Services, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, which is now known as TRICARE, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 10 U.S.C. §§1071-1107 or elsewhere) affecting such program; and (b) all rules, regulations (including 32 C.F.R. §§199.1-199.22), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPUS Receivable”: an Account payable pursuant to CHAMPUS.

“CHAMPVA”: collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program; (b) to the extent applicable to CHAMPVA, the CHAMPUS regulations; and (c) all rules, regulations (including 38 C.F.R. §§17.270-17.278), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPVA Receivable”: an Account payable pursuant to CHAMPVA.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants or options or other similar instruments) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (c) a Specified Change of Control.

“Chattel Paper”: all “chattel paper”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.01 shall have been satisfied and the initial Loans are made.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: Credit Suisse, in its capacity as collateral agent for the Lenders hereunder or such successor Collateral Agent as may be appointed pursuant to Section 9.09 hereof.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Commitments on the Closing Date is $180,000,000.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill and any related impairment charges) and organization costs, and (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and non-cash charges relating to the repricing of any and all of the Borrower’s outstanding stock options on or before September 15, 2007, whether such repricing is effected by exchange, replacement, amendment or otherwise). For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Senior Leverage Ratio or the minimum required Consolidated EBITDA, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Asset Sale for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: at any date, the aggregate principal amount of all senior Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

“Continuing Directors”: the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose nomination for election was previously so approved.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documents”: all “documents”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party.

“Dollars” and “$”: lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equipment”: as to any Person, all “equipment”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by such Person, wherever located and, in any event, including all such Person’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest l/100th of 1%):

                             Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiaries”: any Foreign Subsidiary which is a “controlled foreign corporation” under Section 957 of the Code.

“Existing Credit Facility”: that certain Credit Agreement dated as of September 15, 2006 by and among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, Highland Financial Corp. as lead arranger and sole bookrunner, and NexBank, SSB, as administrative agent and collateral agent, as the same has been modified, amended and supplemented from time to time.

“Facility”: each of the Commitments and the Term Loans made hereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Fair Market Value of property other than cash shall be determined in good faith by the Borrower and (a) in the event of property with a Fair Market Value of less than $10,000,000, shall be set forth in an Officer’s Certificate and (b) in the event of property with a Fair Market Value equal to or in excess of $10,000,000, shall be set forth in an opinion of an Independent Qualified Party.

“Federal Funds Effective Rate”: the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the fee letter dated March 26, 2007, among the Administrative Agent, the Arranger and the Borrower.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect as of the date of this Agreement.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Receivables”: means, collectively, any and all Accounts which are (a) Medicare Receivables, (b) Medicaid Receivables, (c) TRICARE Receivables, (d) CHAMPUS Receivables, (e) CHAMPVA Receivables, (f) payable by the Veterans Administration, and (g) any other Accounts payable by any Governmental Authority.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Restricted Subsidiary, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Letter”: the guarantee letter dated March 26, 2007, among the Administrative Agent, the Arranger and the Subsidiary Guarantors party thereto.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (without duplication) of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each guarantor party to the Guarantee and Collateral Agreement.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Inactive Subsidiary”: means any Restricted Subsidiary of the Borrower designated as an “Inactive Subsidiary” on Schedule 4.15, and which has no continuing business operations or Contractual Obligations (other than those arising under the Loan Documents) and has less than $50,000 of assets (valued at fair market value) or liabilities.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person that is mandatorily redeemable on or prior to any date that is earlier than one year following the Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation to the extent of the value of the Property subject to such Lien, and (j) for the purposes of Sections 7.02 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.05.

“Indemnitee”: as defined in Section 10.05.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Borrower.

“Information Certificate”: the Information Certificate dated as of March 30, 2007, executed by Borrower and furnished to the Administrative Agent and the Collateral Agent in connection with this Agreement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instruments”: all “instruments”, as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any repayment or prepayment and the Maturity; provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan the last Business Day of each March, June, September and December, the date of any repayment or prepayment and the Maturity Date.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as specified by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as specified by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Maturity Date shall end on such due date; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.08.

“Inventory”: all “inventory,” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Landlord Agreement”: a landlord agreement, substantially in the form of Exhibit I, executed by a landlord of a location leased by any Person at which Inventory of any Loan Party is held or stored, delivered by such Loan Party to the Collateral Agent.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that, in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Loan”: any loan made by any Lender hereunder pursuant to Section 2.01; provided, however, that other than as set forth in Section 2.01(a), any references to “Loan” shall mean 100% of the principal amount at maturity of the Commitments outstanding at such time; provided, further, that any references to “Loan” shall also include any increases in principal amount of loans as a result of a payment of interest by capitalizing such interest pursuant to Section 2.08.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: the Borrower and each Restricted Subsidiary of the Borrower.

“Material Acquisition”: any acquisition of property or series of related acquisition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries, taken as a whole, (b) the prospects of the Borrower and its Subsidiaries taken as a whole, or (c) the validity or enforceability of this Agreement or any other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided that solely for purposes of Section 4.02, clauses (b) and (c) of this definition shall not be applicable.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date”: September 26, 2011.

“Medicaid”: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.), as amended, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program and all federal rules and regulations promulgated in connection with such program; (b) all state statutes and regulations promulgated thereunder in connection with individual state programs, as well as state plans submitted to and approved by the Centers for Medicare and Medicaid Services; and (c) all federal and state manuals, orders and administrative guidelines and requirements issued in connection with Medicaid programs (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Receivable”: an Account payable pursuant to a claim filed under a valid Medicaid provider or supplier number.

“Medicare”: collectively, the health insurance program for the qualified aged, disabled, and persons with end stage renal disease established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.), as amended, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative guidelines and requirements issued in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Receivable”: an Account payable pursuant to a claim filed under a valid Medicare provider or supplier number.

“Mortgaged Properties”: the real properties which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.13(a).

“Non-U.S. Lender”: as defined in Section 2.13(d).

“Notes”: the collective reference to all promissory notes evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any Applicable Prepayment Premium due on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.06(b).

“Patient List Acquisition”: with respect to the Borrower or any Restricted Subsidiary, any transaction or series of related transactions that result in the Borrower or a Restricted Subsidiary acquiring, directly or indirectly, a list of patients with whom it has the right to conduct or solicit business, together with all ancillary prescriptions, agreements and such other forms or documents related thereto, but that does not result in the acquisition of a material amount of other tangible assets or in the assumption of any material liabilities.

“Patient Receivables”: with respect to any Subsidiary, the patient accounts of such Subsidiary existing or hereinafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid and health maintenance organizations), and all proceeds of, or in any way derived, whether directly or indirectly, from any of the foregoing (including all interest, finance charges and other amounts payable by an obligor in respect thereof).

“PATRIOT Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization”: the Plan of Reorganization as defined in the Existing Credit Facility.

“Private Accounts”: means, collectively, any and all Accounts that are not Government Receivables.

“Projections”: as defined in Section 6.02(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $1,000,000.

“Register”: as defined in Section 10.06(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Fund”: with respect to any Lender, any fund that (a) invests in commercial loans and (b) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender or such investment advisor, including any CLO.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. §4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, the chief legal officer, the chief operating officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.06.

“Restricted Subsidiary”: (a) any Subsidiary other than an Unrestricted Subsidiary and (b) each Subsidiary guaranteeing the Senior Subordinated Notes.

“Retained Rights”: with respect to any Patient Receivable owing from any Governmental Authority, the right of any Subsidiary, to the extent mandated by applicable law, to have unfettered control over such Patient Receivable, including the collection thereof and discretion over the transfer thereof to any party (including the Collateral Agent) and to enforce the claim giving rise to such Patient Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated under 42 U.S.C. §1395 and applicable state law.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiaries.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Indenture”: the Indenture, dated as of March 26, 2002, entered into by the Borrower and certain of its Subsidiaries with The Bank of New York, as trustee, in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.09.

“Senior Subordinated Notes”: the senior subordinated notes of the Borrower, in the aggregate outstanding principal amount of $287,000,000, issued pursuant to the Senior Subordinated Note Indenture and any exchange notes issued in respect thereof.

“Series A Convertible Preferred Stock”: the Series A Convertible Preferred Stock of the Borrower, par value $.000l per share, issued pursuant to the Plan of Reorganization and in accordance with the terms of the Borrower’s Certificate of Incorporation and distributed to the New Rotech Profit Sharing Plan (as defined in the Plan of Reorganization).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control”, or like event, as defined in the Senior Subordinated Note Indenture.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan Lender”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Loans”: as defined in Section 2.01.

“Term Note”: as defined in Section 2.04.

“Third Party Payor”: any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.

“Transferee”: as defined in Section 10.14.

“TRICARE”: means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS, and all laws, rules, regulations, manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Receivable”: an Account payable pursuant to TRICARE.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: each of (a) any Subsidiary designated as an Unrestricted Subsidiary by the Borrower by written notice to the Administrative Agent so long as such designation does not violate Section 7.15, (b) any Subsidiary of an Unrestricted Subsidiary and (c) the Wind Down Subsidiaries.

“Wind Down Subsidiaries”: Best Care Medical Supply, Inc., Premier Medical, Inc. and Signature Home Care of Kansas, Inc., which entities shall be deemed third parties for purposes of Section 7.

Section 1.02 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) Any references to “principal” in this Agreement shall also include any interest capitalized and added to the principal of the Loans pursuant to Section 2.08(d). Any references to amounts “due” or “payable” under this Agreement shall also include the Applicable Prepayment Premium on such amounts, if any.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) The words “including”, “include” and “includes” means including, include and includes in each case without limitation.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

Section 2.01 Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Term Loan Lender equal to the amount of the Commitment of such Lender; provided that such Loan shall result in aggregate proceeds to the Borrower equal to 99.00% of such Term Loan Lender’s Commitment. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with this Section 2.

Section 2.02 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date will be Eurodollar Loans with an initial Interest Period of one month. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

Section 2.03 Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

Section 2.04 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.06(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.04(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loan of such Lender, substantially in the form of Exhibit F (a “Term Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

Section 2.05 Optional Prepayments. Subject to this Section 2.05, the Borrower may, upon notice to the Administrative Agent, at any time after the six-month anniversary of the Closing Date voluntarily prepay Loans in whole or in part; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans; and (2) any prepayment of Eurodollar Loans shall be in a principal amount of (x) $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the amount of the Applicable Prepayment Premium due thereon (provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest

Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14) and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment. If such notice is given by the Borrower, it shall be irrevocable, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with the Applicable Prepayment Premium and accrued interest to such date on the amount prepaid. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by any additional amounts required pursuant to Section 2.14. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective pro rata shares.

Optional prepayments of Loans made pursuant to this Section 2.05 shall be accompanied by payment of the Applicable Prepayment Premium and all accrued interest on such Loans.

Section 2.06 Mandatory Prepayments.

(a) If any Capital Stock shall be issued by the Borrower or any of its Restricted Subsidiaries (other than in the case of any Restricted Subsidiary, an issuance to the Borrower or any other Restricted Subsidiary), (i) if the Borrower’s Consolidated Senior Leverage ratio is equal to or greater than 1.50 to 1.00 on the date of such issuance, 100% of the Net Cash Proceeds of such issuance shall be applied on the date of such issuance to the prepayment of the Loans, and (ii) if the Borrower’s Consolidated Senior Leverage Ratio is less than 1.50 to 1.00 on the date of such issuance, 50% of the Net Cash Proceeds of such issuance shall be applied on the date of such issuance to the prepayment of the Loans.

(b) If on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, within 180 days of such date of receipt of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds shall be applied at the Borrower’s option to any one or more of the following: (i) the prepayment of the Loans, or (ii) to purchase assets or property constituting Collateral. The provisions of this Section 2.06(b) do not constitute a consent to an Asset Sale not otherwise permitted under this Agreement.

(c) In the event that any Loan Party shall receive Net Cash Proceeds from the issuance, incurrence or placement of Indebtedness of any Loan Party, the Borrower shall on such date, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans.

(d) All prepayments of Loans made pursuant to this Section 2.06 shall be accompanied by payment of the Applicable Prepayment Premium and all accrued interest on such Loans.

(e) Prior to the date that is 181 days after the Closing Date, each Lender shall have ten days to accept or reject its pro rata share of any mandatory prepayments described in this Section 2.06. In the event any Lender does not accept its pro rata share within such ten day period, the amounts so rejected shall be offered to each non-rejecting

Lender thereunder. Any mandatory prepayments remaining after being reoffered to such non-rejecting Lenders shall be returned by the Administrative Agent to the Borrower and used for general working capital purposes, including voluntary prepayments of the Loans.

Section 2.07 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Maturity Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.08 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin. For avoidance of doubt, it is understood that interest payable on a Eurodollar Loan for any Interest Period shall accrue from and including the first day of such Interest Period to but excluding the last day of such Interest Period.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default described in Section 8(a), at the election of either the Administrative Agent or the Required Lenders, all amounts payable under this Agreement (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00%.

(d) Accrued interest on each Loan shall be capitalized as of and added to principal of the Loans on each Interest Payment Date; provided that the Borrower may, at its election, pay any such accrued interest in cash on such date; provided, however, that such interest payment is made either entirely in cash or 50% in cash. The Borrower may make such election five Business Days prior to the beginning of the Interest Period and shall deliver to the Administrative Agent at least five Business Days prior to the beginning of the Interest Period, a written notice setting forth the portion of such interest payment to be made in the form of cash. Interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand and capitalized as of and added to the principal of the Loans on each Interest Payment Date.

Section 2.09 Computation of Interest and Fees.

(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans that are based on Credit Suisse’s prime rate). The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate.

Section 2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest

Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

Section 2.11 Pro Rata Treatment and Payments.

(a) Each payment (including each prepayment) of the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(b) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and second to Eurodollar Loans. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid. Except as otherwise expressly provided in this Agreement:

(i) Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times received by Administrative Agent from or on behalf of Borrower or any Loan Party of all or any part of the Obligations in accordance to Section 2.11(d)(iii) below, and the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all such payments received at any time or times against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent or the Lenders;

(ii) so long as no Event of Default exists, subject to Section 2.06, the proceeds of any sale of, or other realization upon, all or any part of the Collateral and all payments and distributions made by any Loan Party with respect to the Obligations, shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Administrative Agent, with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents, or the Collateral; third, to accrued and unpaid interest on the Term Loans; fourth, to the outstanding principal amount of the Term Loans; and fifth, to any other indebtedness or obligations of Borrower or other Loan Party owing to Administrative Agent or any Lender, including fees, costs, indemnities and expenses thereunder; and

(iii) following the occurrence and during the continuance of an Event of Default, all payments and proceeds of Collateral shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Administrative

Agent, with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents, or the Collateral; third, to accrued and unpaid interest on the Term Loans; fourth, to the outstanding principal amount of the Term Loans; and fifth, to any other indebtedness or obligations of Borrower or other Loan Party owing to Administrative Agent or any Lender, including fees, costs, indemnities and expenses thereunder. Any balance remaining shall be delivered to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 2:00 P.M., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. With respect to $20,000,000 of Loans, if such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Closing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand in cash, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder (other than capitalized interest pursuant to Section 2.08(d)), that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

Section 2.12 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction, provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13 Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any

Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 88l(c) of the Code with respect to payments of “portfolio interest”, as defined by the Code, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

Section 2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (but without duplication of any amounts payable as default interest) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.

Section 2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12, 2.13(a) or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.12, 2.13(a) or 2.15.

SECTION 3. RESERVED

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

Section 4.01 Financial Condition.

The audited consolidated balance sheets of Borrower and its Subsidiaries as at December 31, 2004, December 31, 2005 and December 31, 2006 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche, LLP, present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of its business or Property other than as permitted by Section 7.05.

Section 4.02 No Change. Except as described in the Borrower’s filings with the Securities and Exchange Commission (excluding any disclosure in any “Risk Factor”, “Forward-Looking Statement” or similar section) from December 31, 2006 through the Closing Date, since December 31, 2006 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect. From December 31, 2006 through the Closing Date, there has been no development or event that has had or would reasonably be expected to have a material adverse effect on the prospects of the Borrower and its Subsidiaries, taken as a whole.

Section 4.03 Corporate Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.04 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings, if any, referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.05 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 4.06 No Material Litigation. The Borrower has disclosed to the Administrative Agent and the Lenders that certain litigation, investigations and proceedings exist and are ongoing as more particularly described in the Borrower’s filings with the Securities and Exchange Commission (excluding any disclosure in any “Risk Factor”, “Forward-Looking Statement” or similar section) from December 31, 2006 through the Closing Date. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 4.07 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could, individually or in the aggregate for all such defaults, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.08 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by Section 7.03.

Section 4.09 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim. To the best knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 4.10 Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

Section 4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

Section 4.13 ERISA. Neither a Reportable Event (other than a Reportable Event that is waived by regulation) nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower and any Commonly Controlled Entity, no such Multiemployer Plan is in ERISA Reorganization or Insolvent.

Section 4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness of the type it will incur hereunder and under the other Loan Documents.

Section 4.15 Subsidiaries.

(a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Restricted Subsidiary (other than any Restricted Subsidiary which is a joint venture and for which the Borrower has delivered notice to the Administrative Agent of any outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments with respect to the Capital Stock of such joint venture).

Section 4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to satisfy the indebtedness and other obligations of the Borrower and certain of its Subsidiaries under the Existing Credit Facility, to pay transaction costs, to cash collateralize or otherwise support the Borrower’s obligations in respect of its existing letters of credit and for general working capital purposes.

Section 4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to CERCLA or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

Section 4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Information Certificate or any other document, certificate or statement furnished to the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, the Information Certificate, or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (which financing statements have been duly completed and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.03).

Section 4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, after taking into account the use of proceeds on the Closing Date, will be and will continue to be, Solvent.

Section 4.21 Senior Indebtedness. The Obligations constitute “Senior Debt” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Restricted Subsidiary under the Guarantee and Collateral Agreement constitute “Senior Debt” of such Restricted Subsidiary under and as defined in the Senior Subordinated Note Indenture.

Section 4.22 Compounding. Since May 1, 2006, the Borrower and its Subsidiaries have not engaged in compounding of products or other Inventory (other than Supplies or Budesonide) with an aggregate fair market value in excess of $50,000 during any calendar year.

Section 4.23 Location of Material Inventory, Equipment and Other Property. Schedule 4.23 sets forth all locations in the United States where the aggregate value of Inventory, Equipment or other tangible Property owned by the Loan Parties exceeds $250,000.

Section 4.24 Sanctioned Persons. Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

SECTION 5. CONDITIONS PRECEDENT

Section 5.01 Conditions to Extension of Credit on the Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent on or prior to March 30, 2007:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Restricted Subsidiary and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Termination of Borrower’s Obligations under the Existing Credit Facility. The Agents shall have received reasonably satisfactory evidence that the Borrower’s obligations with respect to the Existing Credit Facility have been terminated and released (other than those obligations which expressly survive termination of the Existing Credit Facility) and arrangements satisfactory to the Administrative Agent and the Collateral Agent shall have been made for the termination of all guarantees, Liens and security interests granted in connection therewith.

(c) Financial Statements. The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2004, 2005 and 2006 fiscal years and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended 40 days before the Closing Date.

(d) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary or reasonably advisable in connection with the continuing operations of the Borrower and its Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, of (i) the Senior Subordinated Note Indenture and (ii) such other documents or instruments as may be reasonably requested by the Administrative Agent, including a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

(f) Fees. The Lenders, the Administrative Agent, the Collateral Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. To the extent that any such amounts will be paid with proceeds of Loans made on the Closing Date, such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificates. The Administrative Agent shall have received certificates of each Loan Party, dated the Closing Date, substantially in the form of Exhibits C-1 and C-2, with appropriate insertions and attachments.

(h) Legal Opinions. The Administrative Agent and the Collateral Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and

(ii) the legal opinion of Greenberg Traurig, LLP, substantially in the form of Exhibit E-2.

Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Collateral Agent may reasonably require.

(i) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Collateral Agent) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.03), shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(l) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (except that any representation or warranty which by its terms is made as of another specific date shall be true and correct in all material respects as of such date).

(m) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(n) Borrowing Notice. Borrower shall have furnished to Administrative Agent a duly completed Borrowing Notice with respect to such extension of credit.

(o) Solvency Certificate. The Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, after taking into account the use of proceeds on the Closing Date, are Solvent.

(p) PATRIOT Act Compliance. The Lenders shall have received at least five business days prior to the Closing Date, all documentation and other information required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(q) Post-Closing Letter. The Lenders shall have received a letter, substantially in the form of Exhibit K concerning certain obligations to be fulfilled by the Borrower promptly following the Closing Date.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

Section 6.01 Financial Statements.

Provide the Administrative Agent:

(a) as soon as available, but in any event within the earlier of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date such financial information would be required to be contained in a filing with the SEC on Form 10-K if the Borrower were required to file such form, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) the date such financial information would be required to be contained in a filing with the SEC on Form 10-Q if the Borrower were required to file such form, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) promptly after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), the information that would be required to be included in a report on Form 8-K (or any successor or comparable form);

(d) all such financial statements and reports to be complete and correct in all material respects and such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 6.02 Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clause (g), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, consistent with past practices, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) copies of any amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture;

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends generally to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 6.03 Collateral Reports. The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent the following:

(a) upon request by the Collateral Agent, and in no event less frequently than 30 days after the end of each fiscal quarter, (i) a trial balance as of the last day of such fiscal quarter showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion, (ii) a list of locations where any license related to any Government Receivable has been revoked since the date of the prior such report; and (iii) a summary of Inventory, Equipment and other tangible Property of the Loan Parties by location and type as of the last day of such fiscal quarter, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion;

(b) at the time of delivery of each of the financial statements delivered pursuant to Sections 6.01(a) and (b):

(i) a reconciliation of the Accounts trial balance and quarter-end Inventory and Equipment reports of the Loan Parties to the general ledger of the Loan Parties, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable discretion,

(ii) a general description of assets owned by the Loan Parties which have been Disposed during the most recent period covered by the associated financial statements and the aggregate book value thereof, and

(iii) a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party thereof has filed in the prior fiscal quarter; and

(c) such other reports, statements and reconciliations with respect to the Collateral of any or all Loan Parties as the Collateral Agent shall from time to time request in its reasonable discretion.

The delivery of each certificate and report or any other information delivered pursuant to this Section 6.03 shall constitute a representation and warranty by the Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (other than Indebtedness), including all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be or to the extent the failure to discharge or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply with this clause (a) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) within 30 days after the Closing Date, deliver to the Collateral Agent a loss payee endorsement in form and substance reasonably satisfactory to the Collateral Agent.

Section 6.07 Inspection of Property; Books and Records: Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants; provided that, any meetings or discussions with any such public accountants shall be scheduled through the Borrower and a Responsible Officer of the Borrower shall have the right to be present at any such meeting or during such discussion.

Section 6.08 Notices. Promptly give notice to the Administrative Agent, the Collateral Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof (i) the occurrence of any Reportable Event with respect to any Plan (except for Reportable Events for which notice requirements were waived by regulation), a failure to make any required contribution to a Plan (unless such contribution has been made in full), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

Section 6.09 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all

Governmental Authorities regarding Environmental Laws, in each case, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.10 Additional Collateral, etc.

(a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than (x) any Property described in paragraph (b) or paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.03(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.03(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Restricted Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary and any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to Section 6.11(l)), by the Borrower or any of its Restricted Subsidiaries, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement (subject to Liens permitted by Section 7.02) with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(e) Promptly upon the request of the Collateral Agent, Borrower shall establish a cash management system subject to a depositary agreement satisfactory to the Collateral Agent whereby lock boxes, lock box accounts, and concentration accounts are established and maintained under the sole dominion and control of the Collateral Agent, into which all payments on and proceeds of (i) Private Accounts, and (ii) to the extent permitted and in a manner consistent with all applicable laws and regulations, Government Receivables, shall be deposited and from which all collected funds will be transferred.

Section 6.11 Unrestricted Subsidiaries. At the time of delivery of each of the financial statements delivered pursuant to Section 6.01(a) and (b), in the event that either (i) the Consolidated EBITDA of all Unrestricted Subsidiaries for the period of four consecutive fiscal quarters then ending is greater than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period or (ii) the aggregate consolidated assets of all Unrestricted Subsidiaries as at the last day of the fiscal quarter then ending would constitute more than 5% of the consolidated assets of the Borrower and its

Subsidiaries as at the last date of such fiscal quarter, the Borrower shall re-designate sufficient Unrestricted Subsidiaries as Restricted Subsidiaries, and cause such Restricted Subsidiary to comply with Section 6.10(c), in order to be in compliance with each of clauses (i) and (ii) above and such re-designation shall be effective beginning on the date after the date of such designation.

Section 6.12 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Collateral Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 6.13 Use of Proceeds. The Borrower shall use the proceeds of the Loans as described in Section 4.16.

Section 6.14 Wind Down Subsidiaries. The Borrower shall not permit the Wind Down Subsidiaries to conduct any business or operations, own any assets or incur any liabilities.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower for any period of four consecutive fiscal quarters beginning with the four fiscal quarter period ending March 31, 2007, to be less than $40,000,000.

Section 7.02 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Restricted Subsidiary that is a Guarantor and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(c) Guarantee Obligations incurred by the Borrower or any of its Restricted Subsidiaries that are Guarantors of obligations of any Restricted Subsidiary that is a Guarantor otherwise permitted hereunder;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof plus premiums, accrued interest and costs of refinancing);

(e) Indebtedness, including Capital Lease Obligations or purchase money obligations, in any case secured by Liens permitted by Section 7.03(g), in an aggregate principal amount not to exceed $3,000,000 during the term of this Agreement;

(f)(i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $287,000,000 and (ii) Guarantee Obligations of any Restricted Subsidiary that is a Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g) Hedge Agreements in respect of Indebtedness otherwise permitted hereby, so long as such agreements are not entered into for speculative purposes;

(h) Indebtedness of the Borrower in respect of the Series A Convertible Preferred Stock of the Borrower;

(i) Indebtedness consisting of the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on redeemable preferred Capital Stock in the form of additional shares of the same class of Capital Stock;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(k) Indebtedness consisting of surety and performance bonds and similar obligations arising in the ordinary course of business that are reasonably required to comply either with applicable federal and state laws and regulations or with Contractual Obligations;

(l) Indebtedness of the Borrower (i) in the amount of $1,600,000 in connection with the acquisition in December, 2006 of certain computer equipment from International Business Machines Corp, (ii) evidenced by a $1,200,000 promissory note, dated June 16, 2005, made by Rotech Healthcare Inc., in favor of Florida Medical Equipment Services LLC, and (iii) consisting of the financing of insurance premiums in the ordinary course of business;

(m) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $1,000,000 at any one time outstanding during the term of this Agreement;

(n) Indebtedness of the Borrower in the form of letters of credit in an aggregate amount that, when taken together with all other Indebtedness constituting letters of credit issued after the date of this Agreement (other than pursuant to clause (o)), does not exceed $7,000,000 in the aggregate during the term of this Agreement; and

(o) Indebtedness of the Borrower in the form of letters of credit existing on the date of this Agreement and set forth on Schedule 7.02(o) in an aggregate amount that does not exceed $13,000,000 at any time outstanding (determined by reference to the face amount of such letters of credit), as replaced from time to time.

Section 7.03 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, landlord’s (whether statutory or otherwise), mechanics’, materialmen’s, supplier’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, covenants, licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.02(d), provided that no such Lien is extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (except as permitted by Section 7.02(d));

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.02(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased (except in connection with refinancing premiums and related costs);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under, and Liens arising from Uniform Commercial Code financing statements relating to, any lease (other than a capital lease or a financing lease) entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens incurred to secure Indebtedness permitted to be incurred (and so incurred) pursuant to Section 7.02(l)(i) and (iii); provided that such liens do not at any time encumber any property or assets other than the property or assets financed by such Indebtedness;

(k) judgment Liens not giving rise to an Event of Default;

(1) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) rights of setoff imposed by law upon deposit of cash in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank and Cash Equivalents in such account;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens of sellers of goods to the Borrower or any Subsidiary arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price for such goods and related expenses;

(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.08;

(q) Liens in favor of any Loan Party to secure intercompany Indebtedness and Guaranty Obligations permitted under Section 7.08;

(r) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any such Restricted Subsidiary of the Borrower; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Restricted Subsidiary;

(s) Liens on property existing at the time of acquisition of the property by the Borrower or any such Restricted Subsidiary of the Borrower, provided that such Liens were not incurred in connection with or in contemplation of such acquisition;

(t) Retained Rights; and

(u) Liens on cash collateral of up to 105% of the face amount of letters of credit constituting Indebtedness permitted to be incurred (and so incurred) pursuant to Sections 7.02(n) and (o) pledged to secure the Borrower’s or its Restricted Subsidiaries’ obligations under such letters of credit.

Section 7.04 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary;

(b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Restricted Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.05 (other than Section 7.05(a)(iii));

(c) any Investment expressly permitted by Section 7.08 may be structured as a merger, consolidation or amalgamation into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Subsidiary; and

(d) any Unrestricted Subsidiary, Wind Down Subsidiary or any Inactive Subsidiary of the Borrower may be dissolved or liquidated.

Section 7.05 Disposition of Property. (a) Dispose of any of its property, whether now owned or hereafter acquired, and, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(i) the Disposition of obsolete or worn out property in the ordinary course of business and Dispositions of Equipment required to comply with applicable laws;

(ii) the Disposition of Inventory or Equipment held for sale or lease in the ordinary course of business consistent with past practices;

(iii) Dispositions permitted by clause (i) of Section 7.04(b);

(iv) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any wholly-owned Restricted Subsidiary;

(v) Dispositions set forth on Schedule 7.05(a)(v);

(vi) the sale, leasing or licensing of computer software or other Intellectual Property developed by the Borrower or any of its Subsidiaries related to the health care industry to third parties for fair value in the ordinary course of business consistent with past practices; and

(vii) the Disposition of other property not otherwise permitted by this Section having a fair market value not to exceed $3,000,000 in the aggregate.

(b) Section 7.05(a) shall not prohibit any Disposition of any property of the Borrower or any Restricted Subsidiary (including in the case of any Restricted Subsidiary, the issuance or sale of shares of such Restricted Subsidiaries’ Capital Stock to any Person); provided, however, that (i) the Borrower or such Restricted Subsidiary receives consideration at the time of such Disposition at least equal to the Fair Market Value of the assets or property Disposed of, (ii) at least 85% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents and (iii) the Disposition is not prohibited by Section 7.04 (other than Section 7.04(b)(ii)).

Section 7.06 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to the Borrower or any wholly-owned Restricted Subsidiary or, in the case of a Subsidiary which is not wholly-owned, to all holders of Capital Stock of such Subsidiary on a pro rata basis, and (b) the Borrower may pay dividends on its Series A Convertible Preferred Stock in an aggregate amount not to exceed $500,000 during any Fiscal Year.

Section 7.07 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding (a) $15,000,000 during any fiscal quarter ending on or before December 31, 2008 and (b) $16,000,000 during any fiscal quarter ending after December 31, 2008; provided that (i) up to $5,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above. During the period of four fiscal quarters ending on or before December 31, 2007, the Borrower may make or commit to make Capital Expenditures in addition to those set forth in clause (a) above in an aggregate amount of up to $5,000,000, provided that such additional amount shall not be considered for purposes of the proviso to the first sentence of this Section 7.07.

Section 7.08 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.02;

(d) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding;

(e) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such investment, is a wholly owned Restricted Subsidiary that is a Guarantor;

(f) the Borrower or any Restricted Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Capital Stock (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) no Default or Event of Default shall have occurred and be continuing on the date of any such Investment or after giving effect to such Investment, (ii) such acquisition was not preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by the Borrower or any Subsidiary; (iii) the Acquired Entity shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iv) at the time of such transaction (A) the Borrower would be in compliance with the covenants set forth in Section 7.01 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 6.01(a) or 6.01(b), as the case may be, and 6.02 have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section occurring after such period) as if such transaction had occurred as of the first day of such period; (B) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 7.08(f) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Restricted Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $5,000,000 in any fiscal year; (C) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 6.12 and the Security Documents; provided that (1) up to $1,000,000 of any such amount referred to in (B) above, if not so invested in the fiscal year for which it is permitted, may be carried over for Investments in the next succeeding fiscal year and (2) Investments made pursuant to this paragraph (f) during any fiscal year shall be deemed made, first in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to the immediately preceding clause (1) above;

(g) Investments consisting of accounts receivable created or made by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(h) Investments consisting of Capital Stock, obligations, securities or other property received by the Borrower or any Subsidiary in settlement in the ordinary course of business of doubtful accounts receivable;

(i) Investments made prior to and existing as of the Closing Date described on Schedule 7.8(j);

(j) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(k) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(l) Investments consisting of Capital Expenditures permitted under Section 7.07 of this Agreement;

(m) Notwithstanding the limitation of Section 7.08(f), Investments (in addition to those permitted by Section 7.08(f)), involving aggregate consideration (including assumed Indebtedness) of less than $2,000,000 per annum for the direct or indirect (a) acquisition of all or substantially all of the property of any other Person, or of any business or division of any other Person (b) acquisition of in excess of 50% of the equity interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation or any other combination with any other Person; and

(n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.

Notwithstanding anything in this Section 7.08 to the contrary, the Borrower and its Restricted Subsidiaries shall not make any Investments pursuant to Section 7.08(f) unless and until the Borrower has delivered a Compliance Certificate pursuant to Section 6.02(b) that reflects compliance with each of the covenants set forth in Section 7.01 as of the end of the relevant fiscal period.

Section 7.09 Optional Payments and Modifications of Certain Debt Instruments (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture (other than any such amendment, modification, waiver or other change that (i) (x) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend any date for payment of interest thereon or to add a subsidiary guarantor, provided that such subsidiary guarantor shall simultaneously become a Guarantor hereunder and (y) does not involve the payment of a consent fee and (ii) does not involve the consent of any of the holders of the Senior Subordinated Notes); (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Borrower’s preferred stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee); or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

Section 7.10 Transactions with Affiliates. Except as set forth on Schedule 7.10 (and any renewals or replacements thereof on terms and conditions, in each case, taken as a whole, not more disadvantageous to the Borrower or the relevant Restricted Subsidiary) enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary that is Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the Borrower or any of its Subsidiaries than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. With respect to any Person who is an Affiliate pursuant to clause (b) of the definition thereof in Section 1.01, the Borrower may compensate (and adjust such compensation) such Person for his services to the Borrower on such terms as are approved in the ordinary course of business by the Borrower’s board of directors or the duly appointed and acting Compensation Committee thereof.

Section 7.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 7.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a) this Agreement and the other Loan Documents;

(b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(c) in connection with any Lien permitted under Section 7.03 or any document or instrument governing any such Lien, provided that such prohibition or limitation shall only be effective against the assets subject to such Lien;

(d) pursuant to customary restrictions and conditions contained in any agreement related to the sale of any property permitted under Section 7.05, pending the consummation of such sale, provided that such prohibition or limitation shall only be effective against the assets to be sold;

(e) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business, provided that such prohibition or limitation shall only be effective against the property which is the subject of such lease, license or other contract;

(f) in connection with any Indebtedness outstanding on the date of acquisition of a Subsidiary by the Borrower or any of its Restricted Subsidiaries, so long as such agreement was not entered into in contemplation of such Subsidiary being acquired and solely to the extent such prohibition or limitation relates to the assets of such Subsidiary being acquired; and

(g) pursuant to any joint venture agreements, limited liability company operating agreements, partnership agreements or stockholders agreements to the extent that the Borrower or any of its Restricted Subsidiary was permitted by the Loan Documents to enter into such agreement and solely to the extent of the assets held in the joint venture or other entity that is the subject of such agreement.

Section 7.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of

(i) any restrictions existing under the Loan Documents;

(ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary otherwise permitted hereunder;

(iii) agreements governing Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the date hereof;

(iv) the Senior Subordinated Note Indenture, the Senior Subordinated Notes and the Guarantee Obligations relating thereto;

(v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) above;

(vi) Liens securing Indebtedness otherwise permitted to be incurred under Section 7.03 that limit the right of the Borrower or any of its Subsidiaries to dispose of the assets subject to such Liens;

(vii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, provided that such encumbrance or restriction shall only be effective against the assets or property to be sold; and

(viii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired.

Section 7.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement and businesses that, in the good faith judgment of the board of directors of the Borrower, are reasonably related thereto.

Section 7.15 Designation of Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary on any date if after giving pro forma effect to such designation as if it had occurred on the first day of the period of four fiscal quarters most recently ended prior to such date, (a) the aggregate Consolidated EBITDA of all Unrestricted Subsidiaries of the Borrower for the period of four consecutive fiscal quarters most recently ended prior to such date would constitute more than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period or (b) the aggregate consolidated assets of all Unrestricted Subsidiaries as at the last day of the fiscal quarter most recently ended prior to such date would constitute more than 5% of the consolidated assets of the Borrower and its Subsidiaries as at the last day of such fiscal quarter.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal or premium of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)(i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.05(a) (with respect to the Borrower only), Section 6.08(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this subsection (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

(f)(i) The Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving for the Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance) of

$2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any of the Loan Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) Any Change of Control shall occur; or

(l) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Restricted Subsidiaries under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in subsection (k) or in clause (i) or (ii) of subsection (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) if such event is an Event of Default specified in subsection (c)(i) (solely with respect to a default under Section 7.01) any of the following actions may be taken: (i) the Administrative Agent may by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable or (iii) with the consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may exercise any rights and remedies provided to the Administrative Agent and the Collateral Agent, respectively, under the Loan Documents or at law or in equity, including all remedies provided under the Uniform Commercial Code, and (C) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable or (ii) with the consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may exercise any rights and remedies provided to the Administrative Agent and the Collateral Agent, respectively, under the Loan Documents or at law or in equity, including all remedies provided under the Uniform Commercial Code.

SECTION 9. THE AGENTS

Section 9.01 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

Section 9.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.03 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The

Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.06 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Collateral Agent and Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent or the Collateral Agent may resign upon 60 days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent shall resign under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or the former Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 60 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If no successor agent has accepted appointment as Collateral Agent by the date that is 60 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Administrative Agent shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In any event the retiring Collateral Agent shall transfer all its rights as Collateral Agent in respect of the Loan Documents and the Collateral to its successor. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 9.10 Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

Section 9.11 The Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

Section 10.01 Amendments and Waivers. (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01.

(b) The Borrower and the Administrative Agent may amend this Agreement without notice to or consent of any Lender:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to add guarantees and Collateral with respect to the Loans or to secure the Loans;

(iii) to add to the covenants of the Borrower for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower; or

(iv) to make any change that does not adversely affect the rights of any Lender.

Each Lender hereunder (x) consents to the amendment of this Agreement in the manner and for the purposes set forth in this Section 10.01(b), (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to this Agreement pursuant to Section 10.01(b) and (z) authorizes and instructs the Administrative Agent to enter into any amendment to this Agreement pursuant to this Section 10.01(b) on behalf of such Lender. After an amendment under this Section 10.01(b) becomes effective, the Borrower shall provide the

Administrative Agent with, who shall promptly notify the Lenders of, a brief description of such amendment. The failure to give such notice to the Administrative Agent, or any defect therein, shall not impair or affect the validity of an amendment under this Section 10.01(b).

(c) The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, premium or fee payable hereunder or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Restricted Subsidiaries from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iii) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders;

(iv) amend, modify or waive any provision of Section 9 without the consent of any Agent directly affected thereby; or

(vi) amend, modify or waive any provision of Section 2.11 without the consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

(d) If, in connection with any proposed amendment, supplement, modification or waiver to any of the provisions of this Agreement as contemplated by clause (ii) of the proviso to paragraph (c) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, following the date that is 181 days after the Closing Date, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (x) or (y) below, to either (x) replace each such non-consenting Lender or Lenders with one or more replacement Lenders (each a “Replacement Lender”) so long as at the time of such replacement, (i) each such Replacement Lender consents to the proposed amendment, supplement, modification or waiver, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Replacement Lenders as a group shall purchase, at par, all Loans and other amounts owing to such replaced Lenders as a group on or prior to the date of replacement, (iv) the Replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with Section 10.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed a waiver of any rights that the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender, or (y) repay any such non-consenting Lender’s Term Loans, provided that, unless such non-consenting Lender’s Commitments terminated and Loans repaid pursuant to the preceding clause (x) are immediately replaced in full at such time through the addition of Replacement Lenders or the increase of Commitments and/or outstanding Loans of the remaining Lenders (in each case, which must specifically consent thereto), then in the case of any action pursuant to the preceding clause (x), the Required Lenders (as determined prior to giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event, the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to any clause (other than clause (ii)) of the proviso to subsection (c) above. All prepayments of Loans made pursuant to this Section 10.01(d) shall be accompanied by payment of the Applicable Prepayment Premium and all accrued interest on such Loans.

Section 10.02 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be given by overnight delivery service, by telecopy, by hand or by certified mail, return receipt requested, and shall be effective upon receipt or refusal of such notice and shall be sent addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Rotech Healthcare Inc.
2600 Technology Drive
Suite 300
Orlando, Florida 32804
Attention: Chief Financial Officer
Telecopy: (407) 297-1906
Telephone: (407) 822-4600

With a copy to:	Rotech Healthcare Inc.
2600 Technology Drive
Suite 300
Orlando, Florida 32804
Attention: Chief Legal Officer

The Administrative Agent	Credit Suisse
or Collateral Agent:	Americas Operations Loans Service
7200 Kit Creek Road - Bldg 11
PO Box 110047
Raleigh/RTP, NC 27709
Attention: Matthew Carter
Telecopy: 212-743-1842
Telephone: 919-994-5751

provided that any notice, request or demand to or upon the any Agent, or any Lender shall not be effective until received.

Section 10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

Section 10.05 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Arranger and the Agents for all their reasonable documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable documented fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Syndtrak, following the presentation of a summary statement, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, the Arranger, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents, controlling persons and members of each of the foregoing (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including reasonable fees, disbursements and other charges of a single counsel and, to the extent reasonably necessary, a single local counsel in each applicable jurisdiction and single specialty counsel) or disbursements of any kind or nature whatsoever arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or its subsidiaries or any of their respective shareholders) that relates to the transactions contemplated hereby or the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties, (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee, (ii) any claim by an Indemnitee against another Indemnitee that (x) did not arise out of any action or inaction on the part of the Borrower or any of its Affiliates and (y) do not involve an Agent or Arranger or any of its affiliates acting in its capacity as Agent or Arranger (or in any similar capacity), or (iii) material breach of this Agreement by an Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, including CERCLA or similar state law that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Chief Financial Officer (Telephone No. (407) 822-4600) (Fax No. (407) 297- 1906), at the address of the Borrower set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

Section 10.06 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.01. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.07(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or with the consent of the Borrower (which consent (1) shall not be unreasonably withheld or delayed and (2) shall be deemed given in the event the Borrower does not respond to a request for such consent within five business days) and the Administrative Agent (provided (x) that no such consent need be obtained by any Agent and (y) the consent of the Borrower need not be obtained upon the occurrence and during the continuation of a Default or an Event of Default), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. An Assignor shall use commercially reasonable efforts to assure that any Assignee to which it assigns its Commitments and/or Loans that is a Non-U.S. Lender shall be able to deliver the applicable forms and certificates required under Section 2.13(d) claiming full exemption from U.S. federal withholding taxes as of the date of such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.12, 2.13 and 10.05 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.06(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to any Agent or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund or Control Investment Affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Term Note of the assigning Lender, if such Lender has received a Term Note) a new Term Note to the order of such Assignee in an amount equal to the Term Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Term Loan upon request, a new Term Note to the order of the Assignor in an amount equal to the Term Loan retained by it hereunder. Such new Note or Notes, if any, shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided that, the Borrower may replace any assignee or pledgee that becomes a Lender pursuant to an assignment or pledge permitted by this Section 10.06(f) in accordance with clause (x) or (y) of Section 10.01(b).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the

Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.06(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

Section 10.07 Adjustments; Setoff.

(a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10 Integration. This Agreement, the Fee Letter, the Guarantee Letter and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the Fee Letter, the Guarantee Letter or the other Loan Documents.

Section 10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)(i) no fiduciary, advisory or agency relationship between it and any Arranger, Agent or Lender is intended to be or has been created in respect of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, irrespective of whether such Arranger, Agent or Lender is advising the Borrower on other matters, (ii) such parties, on the one hand, and the Borrower, on the other hand, have an arms’ length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of such parties, (iii) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (iv) the Borrower has been advised that such parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that such parties have no obligation to disclose such interests and transactions to the Borrower by virtue of any fiduciary, advisory or agency relationship, and (v) the Borrower waives, to the fullest extent permitted by law, any claims it may have against such parties for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that such parties shall have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower, including the Borrower’s stockholders, employees or creditors;

(c) None of the Arranger, Agent or Lenders is advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower has consulted with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and such parties shall have no responsibility or liability to the Borrower with respect thereto. Any review by such parties of the transactions contemplated by this Agreement or other matters relating to such transactions will be performed solely for the benefit of such parties and shall not be on behalf of the Borrower or any of its Affiliates; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.

Section 10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential in accordance with its customary procedures all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof who have been advised of or understand the confidential nature of the information, (b) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to any actual or prospective Participant or Assignee, (c) to any of its employees, directors, agents, attorneys, accountants, investment advisors and other professional advisors who have been advised of or understand the confidential nature of the information, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding to which it is a party relating to the transactions contemplated by the Loan Documents, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.15 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Material that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials

“PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

Section 10.16 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Collateral Agent shall take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Restricted Subsidiary, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Restricted Subsidiary or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.18 Repricing of Stock Options. Nothing contained in this Agreement shall limit or restrict the Borrower from exchanging, replacing and/or amending the terms and provisions of any and all options currently outstanding pursuant to the Rotech Healthcare Inc. Common Stock Option Plan in order to effect a repricing of such options.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ROTECH HEALTHCARE INC.

By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC, as Sole Lead Arranger and Sole Bookrunner

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title: